UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 13, 2004

PACIFICARE HEALTH SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31700	95-4591529
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5995 Plaza Drive, Cypress, California 90630-5028

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (714) 952-1121

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Credit Agreement

The following is a brief summary of the Credit Agreement. Please refer to the Credit Agreement filed as Exhibit 10.01 to this Current Report for the complete provisions of the Credit Agreement.

On December 13, 2004, PacifiCare Health Systems, Inc. (“PacifiCare”) and certain Subsidiary Guarantors entered into a new syndicated senior Credit Agreement (the “Credit Agreement”) with the Lenders named therein, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, J.P. Morgan Securities Inc., as Sole Lead Arranger and Sole Bookrunner, Morgan Stanley Senior Funding, Inc., as Syndication Agent and Co-Arranger and CIBC, Inc., The Bank of New York, and Wells Fargo Bank, N.A., as Co-Documentation Agents. The new facility consists of a $200 million term A loan, which matures on December 13, 2009, a $425 million term B loan, which matures on December 13, 2010 and a $200 million revolving line of credit, which matures on December 13, 2009. PacifiCare used the proceeds of the term A and term B loans to repay the approximately $149 million (including accrued interest and fees of approximately $1 million) outstanding under its prior senior credit agreement entered into in June 2003, to repay the approximately $30 million outstanding under the senior credit facility of American Medical Security Group, Inc. (“AMS”) and to fund a portion of the merger consideration under the Agreement and Plan of Merger, dated September 15, 2004 (the “Merger Agreement”), by and among AMS, PacifiCare and Ashland Acquisition Corp. (the “Merger”). The new Credit Agreement was announced in a press release filed as Exhibit 99.1 to this Current Report.

The credit facility provides PacifiCare with two interest rate options for borrowings under the term loans, to which a margin spread is added: (1) the LIBO Rate multiplied by the Statutory Reserve Rate and (2) JPMorgan Chase Bank’s prime rate (or, if greater, the Federal Funds Rate plus 0.5%), which PacifiCare refers to as the alternate base rate. The margin spread for the term loans is based upon PacifiCare’s current Standard & Poor’s Ratings Services and Moody’s Investor Service debt ratings. The margin spread for LIBO Rate borrowings range from 0.75% to 1.75% per annum under the term A loan, and 1.25% to 1.5% per annum under the term B loan. The margin spread for alternate base rate borrowings range from 0% to 0.75% per annum under the term A loan, and 0.25% to 0.5% per annum under the term B loan. All of PacifiCare’s borrowings under the term loans are currently LIBO Rate borrowings with rates ranging from 3.9% to 4.3%. The interest rates per annum applicable to revolving credit borrowings are, at PacifiCare’s option, either LIBO Rate borrowings with the same margin spread as its term A loan or alternate base rate borrowings with the same margin spread applicable to the term A loan. PacifiCare also pays a commitment fee on the average daily unused amount of the revolving credit commitment. The commitment fee range is based upon PacifiCare’s current debt rating and ranges from 0.15% to 0.5% per annum. The current commitment fee rate is 0.375% per annum. There are currently no outstanding borrowings under the revolving line of credit.

The Credit Agreement contains various covenants customary for financings of this type which place restrictions on PacifiCare’s and/or its subsidiaries’ ability to incur debt, pay dividends, create liens, make investments, optionally repay, redeem or repurchase its securities and enter into mergers, dispositions and transactions with affiliates. The Credit Agreement also requires

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PacifiCare to meet various financial ratios, including a maximum consolidated leverage ratio, a minimum consolidated net worth requirement and a minimum fixed charge coverage requirement.

Certain of PacifiCare’s domestic subsidiaries provide guarantees and have granted security interests to the lenders in substantially all of their personal property in order to secure PacifiCare’s obligations and their guarantees under the Credit Agreement. PacifiCare has also pledged the equity of certain of its subsidiaries to the lenders as security for the Credit Agreement.

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Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 13, 2004, PacifiCare completed its acquisition of AMS, as contemplated by the Merger Agreement. PacifiCare paid approximately $505 million for the outstanding equity securities of AMS, including the cash out of stock options, and deferred stock. PacifiCare used approximately $445 million of term debt under its new Credit Agreement (described above) and internally generated cash to fund the acquisition. On December 13, 2004, PacifiCare issued a news release announcing the completion of its acquisition of AMS. PacifiCare hereby incorporates by reference the information set forth in the news release, a copy of which is attached hereto as Exhibit 99.1.

The preceding is qualified in its entirety by reference to the Merger Agreement attached as Exhibit 2.01 to the Current Report on Form 8-K filed by PacifiCare on September 15, 2004, which is incorporated by reference herein.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

4.

(c)	Exhibits.

10.01	Credit Agreement dated as of December 13, 2004 between PacifiCare Health Systems, Inc. and JPMorgan Chase Bank, N.A.

99.1	Press Release issued on December 13, 2004.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PACIFICARE HEALTH SYSTEMS, INC.

Dated: December 16, 2004	By:	/s/ PETER A. REYNOLDS
Peter A. Reynolds
Senior Vice President and
Corporate Controller
(Principal Accounting Officer)

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INDEX TO EXHIBITS

10.01	Credit Agreement dated as of December 13, 2004 between PacifiCare Health Systems, Inc. and JPMorgan Chase Bank, N.A.

99.1	Press Release issued on December 13, 2004.